EXHIBIT 99

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces Record Full Year Financial Results

-2005 Results Include $18.2 Million Tax Benefit -

BETHLEHEM, PA – February 9, 2006 – (HealthWire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced revenues of $69.4 million and $18.0 million for the year and quarter ended December 31, 2005, respectively. Full year 2005 revenues represent record revenues for the Company and a 28% increase over the $54.0 million in revenues recorded in 2004. Revenues for the quarter ended December 31, 2005 were 27% higher than those for the same period in 2004.

In the fourth quarter of 2005, the Company recorded a non-cash tax benefit of approximately $26.7 million for the recognition of a significant portion of a deferred tax asset, of which approximately $18.2 million was recorded as an income tax benefit, with the remainder recorded directly to stockholders’ equity. Including this income tax benefit, the Company reported net income of $27.4 million, or $0.59 per share on a fully-diluted basis, for the full year 2005, and net income of $20.6 million, or $0.44 per share on a fully-diluted basis, for the fourth quarter of 2005. These results compare to a net loss of $560,000, or $(0.01) per share on a fully-diluted basis, and a net loss of $245,000, or $(0.01) per share on a fully-diluted basis, for the full year and quarter ended December 31, 2004, respectively.

“We are extremely pleased with the Company’s financial results for the fourth quarter and full year 2005,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “Our performance in 2005 was driven primarily by continued increases in sales to the infectious disease, substance abuse testing, and cryosurgical systems markets. Our success this past year has positioned us for continued growth in 2006 and beyond.”

The increase in 2005 full year revenues was primarily the result of increased sales of the Company’s OraQuick® ADVANCE™ rapid HIV-1/2 antibody test, Intercept® oral fluid drug test, and international over-the-counter cryosurgical products.

The Company’s gross margin was 60% in 2005, up slightly from the 59% gross margin recorded in 2004. Gross margin was positively affected by more efficient utilization of the Company’s manufacturing facilities and improved product supply terms, partially offset by a less favorable product sales mix and a $1.5 million charge for a reserve related to the value of inventory and certain fixed assets for the Company’s UPlink® rapid point-of-care oral fluid drug detection system. For the fourth quarter of 2005, gross margin was 60%, which is consistent with the gross margin reported for the fourth quarter of 2004.

For the full year 2005, operating expenses increased slightly to $33.8 million from $33.2 million recorded in 2004. This increase was primarily attributable to increased charges for non-cash stock-based compensation and higher legal fees related to the Schering-Plough litigation, partially offset by a reduction in research and development, advertising, and consulting expenses. Operating expenses for the quarter ended December 31, 2005 were $8.6 million, compared to $9.0 million for the comparable period in 2004.

Excluding the $18.2 million income tax benefit and the $1.5 million charge related to the Company’s UPlink® assets, net income for the full year 2005 would have been $10.8 million, or $0.23 per share on a fully-diluted basis, and gross margin would have been 62% for the year. Excluding the income tax benefit, the Company’s net income for the fourth quarter of 2005 would have been $2.5 million, or $0.05 per share on a fully-diluted basis.

Cash, cash equivalents and short-term investments totaled $77.6 million and working capital was $90.7 million at December 31, 2005, compared to $66.7 million and $68.9 million, respectively, at December 31, 2004.

Cash flow from operations was $10.6 million in 2005, up substantially from the $3.4 million reported in 2004. For the quarter ended December 31, 2005, cash flow from operations was $2.1 million, compared to $1.2 million for the comparable period in 2004.

As previously announced, OraSure expects total revenues for 2006 to increase by 25% over 2005 levels. In addition, OraSure expects to achieve fully-taxed full-year net income for 2006 in the range of $0.13 to $0.15 per share, after giving effect to stock option expensing pursuant to the adoption of Statement of Financial Accounting Standards No. 123R. Stock option expensing is expected to reduce earnings per share determined under generally accepted accounting principles (“GAAP”) by $0.04 to $0.05, net of tax, in 2006.

Condensed Financial Data

(In thousands, except per-share data and percentages)

Unaudited

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Results of Operations
Revenues	$18,031	$14,209	$69,366	$54,008
Cost of products sold	7,201	5,706	27,974	22,143

Gross profit	10,830	8,503	41,392	31,865
Operating expenses:
Research and development	1,518	1,317	5,269	6,062
Sales and marketing	3,772	3,767	16,060	15,154
General and administrative	3,358	3,919	12,490	12,006

Total operating expenses	8,648	9,003	33,819	33,222

Operating income (loss)	2,182	(500)	7,573	(1,357)
Other income, net	725	255	2,146	797
Income tax benefit	17,729	—	17,729	—

Net income (loss)	$20,636	$(245)	$27,448	$(560)

Earnings (loss) per share
Basic	$0.45	$(0.01)	$0.61	$(0.01)

Diluted	$0.44	$(0.01)	$0.59	$(0.01)

Weighted average shares:
Basic	45,624	44,578	45,110	44,464

Diluted	47,030	44,578	46,147	44,464

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Reconciliation of Non-GAAP Financial Measures
Net income (loss) – before benefit and charge	$2,471	$(245)	$10,767	$(560)
Income tax benefit	18,165	—	18,165	—
UPlink® charge	—	—	(1,484)	—

Net income (loss) – GAAP basis	$20,636	$(245)	$27,448	$(560)

Diluted earnings (loss) per share – before benefit and charge	$0.05	$(0.01)	$0.23	$(0.01)
Income tax benefit	0.39	—	0.39	—
UPlink® charge	—	—	(0.03)	—

Diluted earnings (loss) per share – GAAP basis	$0.44	$(0.01)	$0.59	$(0.01)

Gross margin – before UPlink® charge	60%	60%	62%	59%
UPlink® charge	—	—	(2)%	—

Gross margin – GAAP basis	60%	60%	60%	59%

Market Revenues

	Three months ended December 31,
	Dollars		% Change	Percentage of Total Revenues
	2005	2004		2005	2004
Infectious disease testing	$6,316	$4,517	40%	35%	32%
Substance abuse testing	3,459	2,779	24	19	20
Cryosurgical systems	6,742	5,031	34	37	35
Insurance risk assessment	1,451	1,780	(18)	8	12

Product revenues	17,968	14,107	27	99	99
Licensing and product development	63	102	(38)	1	1

Total revenues	$18,031	$14,209	27%	100%	100%

Market Revenues

	Year ended December 31,
	Dollars		% Change	Percentage of Total Revenues
	2005	2004		2005	2004
Infectious disease testing	$25,988	$15,526	67%	37%	29%
Substance abuse testing	13,519	10,108	34	19	19
Cryosurgical systems	22,744	20,193	13	33	37
Insurance risk assessment	6,815	7,777	(12)	10	14

Product revenues	69,066	53,604	29	99	99
Licensing and product development	300	404	(26)	1	1

Total revenues	$69,366	$54,008	28%	100%	100%

Balance Sheets

	December 31, 2005	December 31, 2004
Assets
Cash, cash equivalents and short-term investments	$77,620	$66,723
Accounts receivable, net	11,602	7,074
Inventories	4,128	4,952
Current portion of deferred tax asset	6,504	—
Other current assets	1,553	1,195
Property and equipment, net	5,815	5,551
Deferred tax asset, less current portion	20,205	—
Other non-current assets	3,320	2,569

Total assets	$130,747	$88,064

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$456	$1,123
Accounts payable	2,547	2,360
Accrued expenses	7,734	7,552
Long-term debt, less current portion	884	1,334
Other liabilities	207	118
Stockholders’ equity	118,919	75,577

Total liabilities and stockholders’ equity	$130,747	$88,064

Non-GAAP Financial Measures

Net income (loss) - before benefit and charge and diluted earnings (loss) per share - before benefit and charge, each exclude the impact of the $18.2 million income tax benefit and the $1.5 million UPlink® charge. Gross margin – before UPlink® charge excludes the impact of the $1.5 million UPlink® charge. These financial measures should not be considered an alternative to net income (loss), diluted earnings (loss) per share, or gross margin, respectively, which are indicators of operating performance determined in accordance with GAAP. OraSure Technologies believes that net income (loss) - before benefit and charge, diluted earnings (loss) per share - before benefit and charge, and gross margin - before UPlink® charge, although non-GAAP financial measures, are also useful and meaningful to investors because they provide investors with the Company’s underlying earnings performance as another criterion in making their investment decisions. OraSure’s management also uses these calculations in measuring certain corporate performance goals. Other companies may use different measures to present financial information.

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s fourth quarter and full year 2005 financial results and to provide an update on major business objectives, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer. The call will include remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 888-742-2024 (Domestic) or 706-643-0033 (International), or go to OraSure Technologies’ Web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until February 16, 2006, by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering the Conference ID #4670366.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

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Important Information

This press release contains certain forward-looking statements, including with respect to revenues, net income and products. Actual results could be significantly different. Factors that could affect results include the ability to market products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products and changes in market acceptance based on product performance; continued bulk purchases by customers, including governmental agencies; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain, and timing of obtaining, necessary regulatory approvals; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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